                                                     REGISTRATION NO. 333-105795

             SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
                                ----------------
                              AMENDMENT NO. 2
                                       TO
                                FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                             ON2 TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                      ------------------------------------

            DELAWARE                                         84-1280679
(State or Other Jurisdiction of            (I.R.S. Employer Incorporation or Organization)
      Identification No.)

              21 CORPORATE DRIVE SUITE 103, CLIFTON PARK, NY 12065
                                 (518) 348-0099
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               TIMOTHY C. REUSING
                        EVP - LEGAL AND BUSINESS AFFAIRS
                             ON2 TECHNOLOGIES, INC.
                          21 CORPORATE DRIVE, SUITE 103
                          CLIFTON PARK, NEW YORK 12065
                                 (518) 348-0099
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------
                                   Copies to:
                                MATTHEW C. FROST
                               ROBINSON & COLE LLP
                                FINANCIAL CENTRE
                              695 EAST MAIN STREET
                           STAMFORD, CONNECTICUT 06904
                                 (203) 462-7500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time as soon as practicable after the effective date of this
                            Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
                                                                 MAXIMUM OFFERING        PROPOSED MAXIMUM         AMOUNT OF
                                              AMOUNT TO BE           PRICE PER          AGGREGATE OFFERING      REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED         REGISTERED (1)          SHARE (2)               PRICE (2)             FEE (3)
------------------------------------         --------------          ---------               ---------             -------
Common Stock, $0.01 par value                   1,901,400             $ .65                $  1,235,910            $   114

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant's common stock as reported on the American Stock Exchange on May 28, 2003.

(3) All of the securities offered under this Registration Statement have previously been registered pursuant to an earlier registration statement on Form SB-2, No. 333-74194, previously filed by the Registrant on November 29, 2001. $114 of the filing fee paid in connection with such earlier registration statement is being offset against the filing fee owed in connection with this Registration Statement.

                                 ---------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   Subject to completion, dated July 25, 2003

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the Securities and Exchange Commission relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

PROSPECTUS

                             ON2 TECHNOLOGIES, INC.

                        1,901,400 SHARES OF COMMON STOCK

                                 ---------------

      This prospectus may be used only in connection with the resale, from time to time, of 1,901,400 shares of our common stock, par value $0.01, by the selling stockholders identified in this prospectus. Certain information about the time and manner in which the selling stockholders may sell shares of our common stock under this prospectus is provided under the sections entitled "Selling Stockholders" and "Plan of Distribution".

      Our common stock is quoted on the American Stock Exchange under the symbol "ONT." On July 24, 2003, the last reported sales price of our common stock was $2.86 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. BEGINNING ON PAGE 6, WE HAVE LISTED A NUMBER OF "RISK FACTORS" THAT YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                  The date of this prospectus is July __, 2003

                                TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
FORWARD LOOKING STATEMENTS....................................
PROSPECTUS SUMMARY............................................
RISK FACTORS..................................................
USE OF PROCEEDS...............................................
SELLING STOCKHOLDERS..........................................
RELATED TRANSACTIONS..........................................
TRAVELER'S OWNERSHIP OF OUR SHARES ...........................
PLAN OF DISTRIBUTION..........................................
LEGAL MATTERS.................................................
EXPERTS.......................................................
WHERE YOU CAN FIND MORE INFORMATION...........................
INCORPORATION OF DOCUMENTS BY REFERENCE.......................

                           FORWARD LOOKING STATEMENTS

      Statements made in this prospectus, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance, including statements relating to products, customers, suppliers, business prospects and effects of acquisitions. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including incomplete or preliminary information; changes in government regulations and policies; continued acceptance of our products and services in the marketplace; competitive factors; technological changes; our dependence upon third-party suppliers; intellectual property rights; business and economic conditions generally; and other risks and uncertainties including those set forth below under "Risk Factors" that could cause actual events or results to differ materially from any forward-looking statement. The following information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 9 of the Company's Form 10-KSB for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, and beginning on page 10 of the Company's Form 10-QSB for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 14, 2003.

      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus and based on information currently and reasonably known. We undertake no obligation to revise or update publicly any forward-looking statements which may be made to reflect events or circumstances which occur after the date of this prospectus or to reflect the occurrence or effect of anticipated or unanticipated events.

                               PROSPECTUS SUMMARY

      BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISKS OF INVESTING DISCUSSED UNDER "RISK FACTORS," BEGINNING ON PAGE 6, AND THE FINANCIAL STATEMENTS INCLUDED IN OUR OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, BEFORE MAKING AN INVESTMENT DECISION.

Overview

      We are a leading video compression technology firm. We have developed a proprietary technology platform and video compression/decompression software ("codec") to deliver high quality video at the lowest possible data rates to closed area networks, such as set-top boxes, the Internet and wireless devices. We offer a suite of products and services that encompass our proprietary compression technology. Our service offerings include customized engineering and consulting services and technical support and high-level video encoding. In addition, we license our software products, which include video and audio codecs and encoding and server software, for use with video delivery platforms.

      Unless stated otherwise, references in this prospectus to "On2", the "Company", "we", "our", or "us" refers to On2 Technologies, Inc., a Delaware corporation, and its subsidiaries. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder.

The Offering

      This prospectus relates to the public offering of 1,901,400 shares of our common stock by The Travelers Insurance Company and The Travelers Indemnity Company, collectively referred to as Travelers. All of the securities offered under this Registration Statement have previously been registered pursuant to an earlier registration statement on Form SB-2, No. 333-74194, previously filed by the Registrant on November 29, 2001, pursuant to which the Company registered the 4,704,717 of common stock that Travelers had previously acquired in transactions described in detail below in "Traveler's Ownership of Our Shares".

Securities Offered       1,901,400 shares of previously-registered common stock,
                         par value $0.01 per share.

Use of Proceeds          We will not receive any of the proceeds of the resale
                         of the shares of common stock by the selling
                         stockholders.

Trading                  Our common stock is quoted on the American Stock
                         Exchange under the symbol "ONT".

Risk Factors             See "Risk Factors" and the other information in this
                         prospectus for a discussion of the factors you should
                         carefully consider before deciding to invest in the
                         shares of common stock offered by the selling
                         stockholders pursuant to this prospectus.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS OR THE REGISTRATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, THE SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE SUCH OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF OUR COMMON STOCK.

                                  RISK FACTORS

      You should carefully consider the following risk factors and warnings before making an investment decision. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth and incorporated by reference in this prospectus, including our consolidated financial statements and the related notes.

IF WE DO NOT OBTAIN ADDITIONAL CASH TO OPERATE OUR BUSINESS, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN AND MAY NOT ACHIEVE PROFITABILITY.

      Since our inception, we have incurred significant losses and negative cash flow from operations, and as of December 31, 2002, we had an accumulated deficit of approximately $105.1 million. On April 30, 2003, we had cash reserves of approximately $1,100,000. During fiscal 2003, we expect to meet our working capital obligations and other cash requirements with cash derived from operations and from other financing as required. There can be no assurance, however, that cash from operations and the other sources described above will be achieved or will be sufficient for our operating needs or that we will be able to achieve profitability on a consistent basis, if at all. In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding, in order to preserve cash, we would be required to further reduce expenditures and effect further reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. Even if we obtain additional working capital in the near future, to the extent that operating expenses increase or we need additional funds to make acquisitions, develop new technologies or acquire strategic assets, the need for additional funding may be accelerated, and there can be no assurances that any such additional funding can be obtained on terms acceptable to us, if at all.

IF WE CANNOT GENERATE SUFFICIENT POSITIVE CASH FLOWS FROM OUR OPERATIONS, OUR OPERATING RESULTS AND OUR STOCK PRICE MAY BE HARMED.

      Although we have significantly decreased our operating expenses throughout 2002, we are still incurring approximately $478,000 of monthly operating costs. We currently do not generate sufficient revenues to offset our operating costs and our net loss for the quarter ending March 31, 2003, was $169,000. We do not have and have not sought a current source of financing, and, our current commitments for capital do not guarantee us enough cash to cover our current level of operating expenses. Moreover, as we continue to expand our product and service offerings to maintain our competitive advantage, we may be required to incur additional costs to hire and retain additional personnel, license complementary third party technology for use in our proprietary software or expand both our international and domestic presence to enter new markets. These costs may significantly increase our current level of monthly operating expenses. Failure to generate sufficient capital through both our revenue streams and financings may require us to execute additional corporate restructurings, scale back our product or service offerings or limit the markets into which we enter. Any of these items, or a combination thereof, could have a harmful effect on our operating results and our stock price.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS THAT ARE ACCEPTABLE TO
US.

      We may need to raise additional capital to develop or enhance our technologies, to fund expansion, or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced. Additionally, these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on terms acceptable to us, our ability to develop and enhance our services, fund expansion, and otherwise take advantage of unanticipated opportunities would be significantly limited.

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOW AND ANTICIPATE CONTINUED LOSSES.

      We have not achieved profitability, and we may continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures in implementing our business plan. Our business model assumes that consumers will be attracted to and use broadband-specific video compression technology to access content available on customer Web sites or over closed area networks that will, in turn, allow us to provide our technology solutions to customers. Our business model is not yet proven, and we cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. Our business strategy may be unsuccessful and we may not be able to adequately address all or any of these risks. Even if we are able to achieve profitability, we may be unable to sustain or increase our profitability. In either case, our operating results and liquidity would be harmed.

BECAUSE WE CHANGED OUR STRATEGIC OPERATING MODEL IN APRIL 2000, WE ARE ESSENTIALLY AN EARLY STAGE COMPANY, AND WE MAY BE UNABLE TO MAKE THE CHANGES NECESSARY TO OPERATE AS A NEW COMPANY AND EXECUTE OUR BUSINESS PLAN.

      From June 1999 to April 2000, we were primarily engaged in the development of interactive, broadband Web channels with television-quality video. In April 2000, we implemented a new business plan focusing on the distribution of our video compression technology for use over the Internet and in closed area networks, such as those networks which include set-top boxes. As a result, our company is essentially an early stage venture. In transitioning to our new business model, we substantially changed our business operations, sales and implementation practices, customer service and support operations and management focus. If we are not successful, we may not achieve profitability. We face new risks and challenges as we continue to implement our business plan and achieve profitability, including a lack of meaningful historical financial data upon which to plan future budgets, competition from a new range of sources, the need to develop strategic relationships and other risks described below.

      Our ability to generate profits will depend on our ability:

      - to attract customers to use our technology infrastructure and support services;

      - to generate revenues from software licensing and sales and consulting and engineering services for customers wishing to deliver broadband content to end users; and

      -     to control costs.

      Therefore, we do not have a significant operating history upon which you can evaluate us and our prospects, and you should not rely upon our past performance to predict our future performance.

OUR STOCK PRICE MAY FLUCTUATE FOR REASONS BEYOND OUR CONTROL, WHICH COULD RESULT IN LOSSES ON YOUR INVESTMENT IN OUR STOCK.

      Fluctuations in the market price of our common stock may adversely affect our access to capital and financing and our ability to attract and retain qualified personnel. Historically, our common stock price has fluctuated widely, with a 52-week range as of July 10, 2003 of $0.17 to $3.59. We expect fluctuations to continue in the future for a number of reasons, including:

      -     quarterly variations in our operating results;

      -     competitive announcements;

      - the operating and stock price performance of other companies that investors may deem comparable to us;

      -     news relating to trends in our markets; and

      - changes in financial estimates by securities analysts or failure to meet analyst estimates.

      In addition, the stock market generally has experienced significant price and volume fluctuations, and the market prices of companies in our industry have been highly volatile. Due to the volatility of the stock market generally, the price of our common stock could fluctuate for reasons beyond our control.

THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE IN THE OPEN MARKET MAY CAUSE OUR STOCK PRICE TO DECLINE AND COULD HINDER OUR FUTURE ABILITY TO RAISE CAPITAL.

      Sales of significant amounts of our common stock in the public market in the future, the perception that sales will occur, or the registration of shares could significantly depress the market price of our common stock or hinder our future ability to raise capital. We have granted some of the holders of those securities demand registration rights. We may also issue additional shares in acquisitions and may grant additional stock options to our employees, officers, directors and consultants under the stock option plans.

BECAUSE WE DEPEND ON THE GROWTH OF BROADBAND INTERNET USE, IF GROWTH FOR BROADBAND DECLINES, OUR REVENUE MAY DECLINE AND WE MAY NOT ACHIEVE PROFITABILITY.

      We derive, and expect to continue to derive, a significant portion of our revenue from the sale of technology and services used over Internet connections and closed area networks that require broadband access. If the long-term growth in demand for broadband access does not grow as we expect, the demand for many of our products and services may decline or grow more slowly than we expect. As a result, we may not be able to grow our business, and our revenue and profitability may decline from current levels.

      Broadband web usage may be inhibited for a number of reasons, such as:

      -     inadequate network infrastructure;

      -     security concerns;

      -     inconsistent quality of service; and

      -     availability of cost-effective, high-speed service.

IF WE ARE UNABLE TO CONTINUE TO ATTRACT, RETAIN AND MOTIVATE HIGHLY SKILLED EMPLOYEES, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN.

      Our ability to execute our growth plan and be successful depends on our continuing ability to attract, retain and motivate highly skilled employees. As we continue to grow, we will need to hire additional personnel in all operational areas. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, customers could experience delays in service, which could, in turn, adversely affect our operating results and revenue. Additionally, retention of highly skilled employees may require additional personnel costs or the issuance of certain equity compensation. These factors would reduce profitability and the price of our common stock.

LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

      Our success depends largely on the skills, experience, and performance of some key members of our management, including our Chairman, President and Chief Executive Officer, Douglas A. McIntyre. The loss of any key members of our management may materially and adversely affect our business, financial condition, and results of operations.

MUCH OF OUR TECHNOLOGY RELIES ON OUR INTELLECTUAL PROPERTY, AND IF SUCH RIGHTS ARE NOT PROTECTED FROM THE USE OF OTHERS, INCLUDING POTENTIAL COMPETITORS, OUR BUSINESS PROSPECTS MAY BE HARMED.

      The failure to protect our intellectual property could seriously harm our businesses and prospects because we believe that our technology is unique and that its proprietary nature is critical to our success. If our prospects are harmed, the price of our common stock may decline because we may be less attractive to investors. Our efforts to protect our intellectual property through trademarks, copyrights, patents, trade secret laws, access to information and confidentiality agreements may not be adequate to protect our proprietary rights. Even with all of these precautions, it could be possible for someone else to either copy or otherwise obtain and use our proprietary information without our authorization or to develop similar technology independently. In addition, effective trademark, copyright and trade secret protection may not be available in every country in which our products and services are made available, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. In the future, we may need to go to court to either enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. That litigation might result in substantial costs and diversion of resources and management attention.

      Although we do not currently license material third party technologies the loss of which could adversely effect our business, we do from time to time license from third parties technologies incorporated into some of our products and services. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

THE BROADBAND VIDEO SERVICES AND TECHNOLOGY MARKETS ARE HIGHLY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD HURT OUR REVENUE AND REDUCE OUR GROSS MARGINS AND PROFITABILITY.

      We face significant competition in the market for our technology and services. In establishing our broadband strategy, we face a number of strong, firmly-entrenched competitors, who are currently providing similar services to low-bandwidth users and high-bandwidth users and have greater financial, technical and marketing resources than us. These and other companies have announced plans to provide broadband video-based services and technology. In addition to competition from other Internet content and technology companies, well-established media distribution companies, particularly in the cable television and satellite markets, have established, and continue to seek to establish, interactive, on-demand digital services through the development of sophisticated digital set-top technology and related back-end server systems. Those competitors could cause us to lose customers and impair our ability to attract new customers.

IF WE FAIL TO KEEP PACE WITH TECHNOLOGICAL ADVANCES IN OUR INDUSTRY OR IF WE PURSUE TECHNOLOGIES THAT DO NOT BECOME COMMERCIALLY ACCEPTED, CUSTOMERS MAY NOT BUY OUR PRODUCTS AND OUR REVENUE AND PROFITABILITY MAY DECLINE.

      Our future success depends, in large part, on our ability to use leading technologies effectively, to develop our technological expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We are unable to predict which technological developments will challenge our competitive position or the amount of expenditures that will be required to respond to a rapidly changing technological environment. Our failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on our operating results and financial condition.

OUR INDUSTRY IS EXPERIENCING CONSOLIDATION THAT MAY INTENSIFY COMPETITION.

      The Internet and media distribution industries are undergoing substantial change which has resulted in increasing consolidation and a proliferation of strategic transactions. Many companies in these industries have been going out of business or are being acquired by competitors. As a result, we are increasingly competing with larger competitors that have substantially greater resources than we do. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

      - competitors could acquire or enter into relationships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services;

      - competitors could obtain exclusive access to desirable multimedia content and prevent that content from being available in our formats, thus decreasing the use of our products and services to distribute and experience the content that audiences most desire, and hurting our ability to attract advertisers to our Web sites and product offerings;

      - suppliers of important or emerging technologies could be acquired by a competitor or other company which could prevent us from being able to utilize such technologies in our offerings, and disadvantage our offerings relative to those of competitors;

      - a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

      - other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content, or which could dramatically change the market for our products and services.

      Any of these results could put us at a competitive disadvantage which could cause us to lose customers, revenue and market share. They could also force us to expend greater resources to meet the competitive threat, which could also harm our operating results.

WE MAY NOT SUCCESSFULLY DEVELOP NEW PRODUCTS AND SERVICES.

      Our growth depends on our ability to continue to develop leading-edge media delivery and digital distribution products and services. Our business and operating results would be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenues or gross profits to offset our development and operating costs. We may not timely and successfully identify, develop and market new product and service opportunities. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability.

      Because the markets for our products and services are changing rapidly, we must develop new offerings quickly. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of our products or services or lawsuits by customers.

POTENTIAL CUSTOMERS MAY NOT PURCHASE OUR TECHNOLOGY AND SERVICES AT ANTICIPATED LEVELS IF INTERNET CAPACITY CONSTRAINTS CONTINUE TO IMPAIR THE ABILITY OF CONSUMERS TO ACCESS OUR CUSTOMER'S WEB SITES OR NETWORKS, WHICH COULD HINDER OUR ABILITY TO GENERATE REVENUE.

      Our success will depend, in large part, upon a robust communications industry and infrastructure for providing broadband access and carrying broadband traffic. Lack of the necessary infrastructure or broadband capacity will limit our ability to generate revenue as the need for our products and services may decrease. The Internet or certain closed-area networks may ultimately not prove to be a viable commercial medium because of:

      - inadequate development of the necessary infrastructure such as a reliable network backbone;

      - failure to timely develop complementary products such as high speed modems that will enable broadband access for individuals;

      - delays in the development or adoption of new standards and protocols required to handle increased levels of activity; or

      -     increased government regulation.

      If broadband adoption experiences significant growth in the number of users and the level of use, then the infrastructure may not be able to continue to support the demands placed on it.

A THIRD-PARTY COULD SEEK TO PREVENT US FROM SUPPORTING CERTAIN SOFTWARE PLATFORMS, INCLUDING CERTAIN COMPONENTS OF OUR OWN SOFTWARE PLATFORMS.

      As a result of a dispute with RealNetworks, in May 2002 we notified RealNetworks that we were terminating our July 2001 agreement with RealNetworks. Because the arrangement with RealNetworks was exclusive in certain respects, should it hereafter be determined that our termination of the agreement was not effective, we could be restricted from supporting other software platforms, including certain components of our own software platforms. In such event, we may encounter difficulty in selling or licensing our products and achieving expected revenue levels. For more information see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in our annual report on Form 10-KSB.

REGULATORY CHANGES IN OUR INDUSTRY INVOLVE UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS BY RAISING OUR COSTS OR REDUCING POTENTIAL REVENUES.

      Although we are not currently subject to direct regulation by any governmental agency other than rules and regulations that apply to businesses generally and any export and import controls which may apply to our products, laws and regulations specifically pertaining to digital media are new and developing. These laws, when enacted, may require us to comply with new procedures or limit the scope of our technology or services, which could raise our expenses or reduce our revenues. The developing laws and regulations govern matters such as online content, intellectual property, user privacy, e-commerce, information security and taxation. Moreover, we may be liable to third parties for any content that we may encode or distribute if that content violates a third party's intellectual property rights or violates any applicable laws, such as obscenity laws or defamation laws. In addition, the applicability of existing laws to the digital media is uncertain and evolving.

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT POTENTIAL INVESTORS OR DELAY OR PREVENT A CHANGE OF CONTROL THAT MAY FAVOR YOU.

      Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately:

      -     discourage potential acquisition proposals;

      -     delay or prevent a change in control; and

      - limit the price that investors might be willing to pay in the future for shares of our common stock.

      In particular, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock (less any outstanding shares of preferred stock) and debt instruments with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

OUR COMMON STOCK COULD BE DELISTED FROM THE AMERICAN STOCK EXCHANGE ("AMEX") IF WE DO NOT COMPLY WITH THE AMEX CONTINUED LISTING STANDARDS.

      Our common stock is listed on the Amex and to maintain our listing we must meet certain continued listing standards. Specifically, pursuant to Section 1003(a)(i) of the Amex Company Guide, the Amex will consider delisting a company that has stockholders' equity of less than $2 million if such company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years. At December 31, 2002, our total stockholders' equity was approximately $982,000, and we sustained net losses for three consecutive fiscal years. If we do not increase our stockholders' equity to meet this continued listing standard, our common stock may be delisted. We have submitted a plan to Amex for achieving compliance with Amex's listing standards, and Amex has recently informed us that it has accepted our plan and has granted us an extension until October 29, 2004 to regain compliance with its listing standards. We will be subject to periodic review by Amex's staff during that extension period. If we were unable to maintain compliance with the listing standards and our common stock were consequently delisted from the Amex, it would reduce our liquidity and could seriously reduce the value of our common stock, reduce our ability to raise additional financing, limit our use of equity instruments to satisfy outstanding obligations and limit our ability to attract qualified employees.

LIMITATION ON USE OF NET OPERATING LOSS AND OTHER TAX CREDIT CARRY-FORWARDS.

      At December 31, 2002, we had available net operating loss carry-forwards of approximately $74,000,000. The net operating loss carry-forwards expire at various dates through 2022. Under Section 382 of the Internal Revenue Code, the use of the prior net operating losses is limited after a corporation undergoes an "ownership change". Certain actions previously taken by us as well as future issuances of equity interests by us, or on the exercise of outstanding warrants or options to purchase our common stock, may have resulted or may result in an ownership change that is large enough to trigger the Section 382 limitations, and we may therefore be unable to use a material portion of our available net operating loss carry-forwards. If we were deemed to have experienced such an "ownership change," we might not be able to use a substantial amount of our available net operating loss carry-forwards to reduce future taxable income.

WE DO NOT PAY CASH DIVIDENDS.

      We have never paid any cash dividends and do not anticipate paying cash dividends in the future.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of our common stock offered by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the proceeds from such sales. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our common stock, as of July 25, 2003, by the selling stockholder.


      The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below and in "Related Transactions", the selling stockholders do not have, or within the past three years have not had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot definitively estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

      Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934.


                                                                             NUMBER OF SHARES OF
                             NUMBER OF SHARES OF                                COMMON STOCK
                                COMMON STOCK                                 BENEFICIALLY OWNED          PERCENTAGE OF
                             BENEFICIALLY OWNED       NUMBER OF SHARES          FOLLOWING THE           CLASS FOLLOWING
SELLING STOCKHOLDER           PRIOR TO OFFERING         BEING OFFERED             OFFERING                THE OFFERING
-------------------           -----------------         -------------             --------                ------------
Travelers Insurance
  Company                       10,211,895(1)(3)             627,754               9,584,141(4)               12.8%(5)
Travelers Indemnity
  Company                        9,703,089(2)(3)           1,273,646               8,429,443(4)               11.4%(6)


      (1) The Travelers Insurance Company beneficially owns 10,211,895 shares of common stock, consisting of 627,754 shares of common stock, and 9,584,141 shares of common stock to be issued upon the conversion of Series A and Series C-VI preferred shares and upon the exercise of Series C-VI warrants. The Travelers Insurance Company is a reporting company under the Securities Exchange Act of 1934, but has no publicly-traded shares outstanding. The Travelers Insurance Company is an indirect wholly-owned subsidiary of Citigroup Inc. ("Citigroup"), which is a publicly-traded company. No individual or group has voting and/or investment control over the shares held by The Travelers Insurance Company.

      (2) The Travelers Indemnity Company ("Travelers Indemnity") beneficially owns 9,703,089 shares of common stock, consisting of 1,273,646 shares of common stock and 8,429,443 shares of common stock to be issued upon the conversion of Series C-IV, and Series C-V preferred shares. Travelers Indemnity is an indirect wholly-owned subsidiary of Travelers Property Casualty Corp. ("TPC"). While Travelers Indemnity was an indirect subsidiary of Citigroup at the time of Travelers Indemnity's acquisition of the common stock, Citigroup subsequently divested itself of approximately 90% of the shares of TPC's parent company by means of a public offering and a stock dividend to Citigroup shareholders. Although Travelers Indemnity is no longer an affiliate of Citigroup, Citigroup Alternative Investments LLC ("CAI"), an investment adviser registered under the Investment Advisers Act of 1940 and an indirect wholly-owned subsidiary of Citigroup, manages the investment in the common stock on behalf of Travelers Indemnity. By virtue of the management by CAI of the investment in the common stock on behalf of Travelers Indemnity, Citigroup may be deemed to beneficially own the outstanding common stock beneficially owned by Travelers Indemnity. Citigroup disclaims beneficial ownership of the shares of common stock held by Travelers Indemnity. Jack L. Rivkin, who served as a director of On2 from May 1997 to September 2002, was Executive Vice President of Citigroup Investments Inc., a subsidiary of Citigroup, until December 31, 2001.


      (3) Neither The Travelers Insurance Company nor Travelers Indemnity is a registered broker-dealer. The Travelers Insurance Company is currently affiliated with certain broker-dealers that are also subsidiaries of Citigroup, and Travelers Indemnity was an affiliate of broker-dealers prior to Citigroup's divestment of TPC. The Travelers Insurance Company and Travelers Indemnity purchased the shares of common stock being registered in the ordinary course of business. At the time of such purchase, neither The Travelers Insurance Company nor Travelers Indemnity had any agreements, understandings, or arrangements with any persons, either directly or indirectly, to distribute the shares.

      (4) Assumes that all shares held by selling stockholders that are being offered pursuant to this prospectus will be sold.

      (5) Assumes the conversion and exercise of all shares of preferred stock and warrants convertible into common stock held by The Travelers Insurance Company.

      (6) Assumes the conversion and exercise of all shares of preferred stock convertible into common stock held by Travelers Indemnity. As explained below under "Plan of Distribution," we have agreed to bear all expenses of the Registration Statement of which this prospectus is a part.


                              RELATED TRANSACTIONS

      We believe that the terms of each transaction described below are comparable to, or more favorable to, us than the terms that would have been obtained in an arms' length transaction with an unaffiliated party.

      On July 18, 2001, we entered into a Unit Purchase Agreement with Travelers whereby we sold an aggregate of 3,571,429 units which consisted of a share of our common stock and a warrant to purchase 1.5 shares of our common stock. We received net proceeds of $2,000,000. On August 10, 2001, we entered into a new agreement with Travelers, rescinding the Unit Purchase Agreement and providing that Travelers would receive 3,571,429 shares of Series C-VI preferred stock. In addition, we agreed to issue warrants to Travelers. The price paid by Travelers per share of the preferred stock was approximately $0.56 per share. The average closing price of our common stock for the ten days prior to July 18, 2001 was approximately $0.51 per share. Travelers also received a Series C-VI warrant to purchase 5,357,143 shares of common stock that was issued in the private placement to compensate Travelers for purchasing shares. The warrant is convertible into unregistered shares of common stock at an exercise price of $0.56 per share, and the warrant expires on July 18, 2005.

      Jack L. Rivkin, one of our directors from May 1997 to September 2002, was an officer Executive Vice President of Citigroup Investments Inc., a subsidiary of Citigroup, until December 31, 2001.


                     TRAVELERS' OWNERSHIP OF OUR SECURITIES

            In addition to the 1,901,400 shares of common stock being registered pursuant to this registration statement, Travelers owns an aggregate of 9,920,164 shares of Series A, Series C-IV, Series C-V and Series C-VI Preferred Stock convertible into 12,656,441 shares of our common stock, and Series C-VI warrants to purchase 5,357,143 shares of our common stock.


            Common Stock

            On May 22, 1997, Travelers purchased 1,823,553 shares of Series A Preferred Stock from the Duck Corporation ("Duck"), a privately-owned entity and our predecessor company. The number of shares of Series A Preferred Stock held by Travelers were subsequently increased to 2,369,668 as a result of certain anti-dilution adjustments to which Travelers was entitled. On May 27, 1999, Travelers received an additional 1,121,389 shares of Duck common stock for consulting and advisory services rendered to Duck. These services related to Duck's subsequent merger (the "Merger") with and into Applied Capital Acquisition Corp., a Delaware corporation and a wholly owned-subsidiary of Applied Capital Funding, Inc. Applied Capital Funding, Inc., was subsequently renamed On2.com Inc. and thereafter On2 Technologies, Inc. Immediately prior to the Merger, Travelers also purchased the equivalent of 1,600,000 additional shares of our common stock from Applied Capital Funding in a private placement transaction. In the Merger, Travelers' shares of Duck's Series A Preferred Stock were converted into 3,104,717 shares of our common stock.

            Series A Convertible Preferred Stock

            Travelers acquired the Series A Convertible Preferred Stock held by it in 1999, upon our issuance of 2,000,000 preferred stock purchase units (the "Units") for $7.50 per unit. Travelers has previously converted 1,600,000 of the Series A Convertible Preferred Stock, and currently holds 400,000 shares of such securities.

            Each Unit consisted of one share of Series A Convertible Preferred Stock, $0.01 par value, and a warrant to purchase 1.114404 shares of our common stock at an exercise price of $3.14 per share. Each share of Series A Preferred Stock is non-voting and may be converted at the holder's option, at any time, into one share of our common stock.

            The Series A Convertible Preferred Stock includes a liquidation preference. In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, the holders of shares of Series A Convertible Preferred Stock are entitled to receive an amount equal to $7.50 per share. The liquidation price per share would be paid out of our assets available for distribution prior to any payments made on any shares of our common stock or any other capital stock other than the preferred stock.

            As of July 25, 2003, the Series A Convertible Preferred is convertible into 400,000 shares of our common stock.

            Series C-IV and C-V Preferred Stock and Warrants

         In 2000, Travelers participated in the private placement of 1,644,304 shares of our Series C preferred stock with detachable warrants for an aggregate purchase price of $10,000,000. In addition to the Series C Preferred, Travelers received detachable warrants which provided them the right to purchase 211,076 shares of our common stock at various exercise prices. On January 19, 2001, we entered into a Deferred Pricing Agreement with Travelers, pursuant to which we were required to (A) cancel Travelers' existing 1,644,304 shares of Series C Preferred Stock and in its place issue 1,849,057 shares of Series C-IV Preferred Stock and 4,099,678 shares of Series C-V Preferred Stock, and (B) cancel Travelers' existing warrants to purchase 211,076 shares of common stock at various exercise prices, and in their place issue warrants to purchase 462,264 shares of common stock with an exercise price of $2.65 and warrants to purchase 1,024,920 shares of our common stock, with an exercise price of $1.14. We effected the exchange of preferred shares and warrants as of December 31, 2001. The shares of Series C-IV and C-V Preferred Stock are subject to certain anti-dilution provisions. As of July 25, 2003, the Series C-IV and C-V preferred stock were convertible into 2,792,257 and 5,637,186 shares of common stock, respectively. The Series C-IV and C-V warrants have been cancelled.

         Series C-VI Preferred Stock and Warrants

         Travelers received 3,571,429 shares of Series C-VI preferred stock and a Series C-VI warrant to purchase 5,357,143 shares of common stock in the transaction on August 10, 2001, described in greater detail in "Related Transactions". As of July 25, 2003, the Series C-VI preferred stock is convertible into 3,826,998 shares of our common stock.


                              PLAN OF DISTRIBUTION

      The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell shares, a supplement to this prospectus, if required, will be filed. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

      - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the American Stock Exchange;

      -     in the over-the-counter market;

      -     in negotiated transactions other than on such exchanges;

      -     by pledge to secure debts and other obligations; or

      -     in a combination of any of the above transactions.

      If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

      The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.

      Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may choose not to sell all of the shares they hold. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

      To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers.

      Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

      All expenses of this registration will be paid by us. These expenses include the SEC's filing fees, fees under state securities or "blue sky" laws, legal fees and printing costs.

                                  LEGAL MATTERS

      Robinson & Cole LLP, Stamford, Connecticut, has opined on the validity of the shares of common stock being offered pursuant to this prospectus.

                                     EXPERTS

      The financial statements as of and for the year ended December 31, 2001, incorporated in this prospectus by reference to the 2002 Annual Report on Form 10-KSB of On2, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in auditing and accounting. Arthur Andersen LLP has not consented to the incorporation by reference of its report in this prospectus, and we have dispensed with the requirement to file its consent in reliance upon Rule 437a of the Securities Act of 1933. The absence of such consent may limit recovery by investors on certain claims. In particular, because Arthur Andersen LLP has not consented to the incorporation by reference of its report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

      The financial statements as of and for the year ended December 31, 2002 incorporated in this Prospectus by reference to the 2002 Annual Report on Form 10-KSB of On2 have been so incorporated in reliance on the report of Eisner LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding On2 and our common stock, including certain exhibits and schedules.

      You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549.

      You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

      The Securities and Exchange Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

      You can also inspect reports, proxy statements and other information about us at the offices of The American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus information we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus. We also incorporate by reference all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of shares of our common stock offered by this prospectus.

      The following documents filed by us with the Securities and Exchange Commission are incorporated by reference into the prospectus:

      - our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

      - our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2003;

      -     our Revised Definitive Proxy Statement;

      -     our Current Report on Form 8-K filed on April 28, 2003;

      -     our Current Report on Form 8-K filed on June 21, 2003; and

      - the description of our common stock as set forth in our Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 3, 1997.

      You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

      On2 Technologies, Inc. 21 Corporate Drive Clifton Park, New York 12065
(518) 348-0099

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in those filings.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by On2 in connection with the issuance and distribution of the shares of common stock being registered. All amounts are estimates except the SEC registration fee.

Registration Fee                  $       0
Printing                          $     500
Accounting Fees and Expenses      $    5000
Legal Fees and Expenses           $    4000
Miscellaneous                     $     200
    Total                         $    9700

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of Delaware General Corporation Law (the "DGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XI of our amended and restated certificate of incorporation and Article IX of our bylaws authorize indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. We maintain liability insurance for the benefit of its directors and certain of its officers.

      The above discussion of the DGCL and of our amended and restated certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

ITEM 16. EXHIBITS

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
   4.1        Investor Rights Agreement, dated as of August 10, 2001, by and between The Travelers Insurance Company and On2 Technologies, Inc.(1)

   4.2        Indemnity Agreement, dated as of January 28, 2002, by and among The Travelers
              Insurance Company, Travelers Indemnity Company, and On2 Technologies, Inc.

   5.1        Opinion of Robinson & Cole LLP

  23.1        Consent of Eisner LLP, Independent Auditors

  23.2        Consent of Robinson & Cole LLP (contained in opinion filed as Exhibit 5.1)

  24.1        Power of Attorney (included on the signature page of this registration statement)

(1) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Current Report on Form 8-K/A, filed on August 23, 2001.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation and Bylaws, and the General Corporation Law of the State of Delaware, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Securities Act of 1933 in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on July 25, 2003.


                       ON2 TECHNOLOGIES, INC.

                       By: /s/ Douglas A. McIntyre
                           ------------------------------------------------
                           Douglas A. McIntyre
                           Chairman, President, and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of July 25, 2003.


           SIGNATURE                                  TITLE                             DATE
           ---------                                  -----                             ----
/s/   Douglas A. McIntyre       Chairman, President, and Chief Executive Officer   July 25, 2003
----------------------------
Douglas A. McIntyre                      (Principal Executive Officer)

/s/   Mark J. Meagher              Vice President and Chief Financial Officer      July 25, 2003
----------------------------
Mark J. Meagher                          (Principal Financial Officer)

        *                                Vice President, Controller and            July 25, 2003
----------------------------
Anthony Principe                          Principal Accounting Officer

        *                                           Director                       July 25, 2003
----------------------------
Stephen D. Klein

        *                                           Director                       July 25, 2003
----------------------------
Thomas Weigman

*/s/  Timothy C. Reusing
----------------------------
Timothy C. Reusing
(Attorney-in-fact)

                                INDEX TO EXHIBITS

EXHIBIT NO.                                  DESCRIPTION
-----------                                  -----------
   4.1        Investor Rights Agreement, dated as of August 10, 2001, by and between The
              Travelers Insurance Company and On2 Technologies, Inc.(1)

   4.2        Indemnity Agreement, dated as of January 28, 2002, by and among The Travelers
              Insurance Company, Travelers Indemnity Company, and On2 Technologies, Inc.

   5.1        Opinion of Robinson & Cole LLP

  23.1        Consent of Eisner LLP, Independent Auditors

  23.2        Consent of Robinson & Cole LLP (contained in opinion filed as Exhibit 5.1)

  24.1        Power of Attorney (included on the signature page of this registration statement)

(1) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Current Report on Form 8-K/A, filed on August 23, 2001.